Exhibit 99.1

Aeglea BioTherapeutics Presents Additional Data from PEACE Phase 3 Study of Pegzilarginase for the Treatment of Arginase 1 Deficiency at SIMD

Austin, Texas, April 11, 2022 - Aeglea BioTherapeutics, Inc. (Nasdaq:AGLE), a clinical-stage biotechnology company developing a new generation of human enzyme therapeutics to benefit people with rare metabolic diseases, today shared additional data from the PEACE Phase 3 study during a poster presentation at the Society for Inherited Metabolic Disorders (SIMD) Annual Meeting being held in Orlando, FL from April 10-13. The poster, titled Pegzilarginase in Arginase 1 Deficiency: Results of the PEACE Pivotal Phase 3 Clinical Trial (Abstract #30), will also be available on the publications section of Aeglea’s website and includes new data on patient-level outcomes, additional secondary endpoints and previously announced topline results.

Pegzilarginase is a novel, recombinant human arginase 1 enzyme that has been shown in clinical trials to normalize the elevated levels of the amino acid arginine in patients with Arginase 1 Deficiency (ARG1-D), a rare, progressive disease characterized by high levels of arginine. People living with ARG1-D experience severe spasticity-related mobility limitations, seizures, developmental delay, intellectual disability and early mortality.

“Our clinical development program for pegzilarginase has provided the first quantitative insights into the disease burden of ARG1-D and sheds new light on both the severity of the disease and the devastating effect of uncontrolled arginine levels in these patients,” said Anthony G. Quinn, M.B., Ch.B., Ph.D., president and chief executive officer of Aeglea. “The data from PEACE show the ability of pegzilarginase to markedly improve arginine control and its impact on a broad range of disease-related abnormalities. We are pleased with these results and believe pegzilarginase has the potential to change the lives of the patients and families living with ARG1-D.”

Results from the PEACE Phase 3 Study

PEACE is a global, randomized, double-blind, placebo-controlled trial that enrolled 32 patients with ARG1-D aged two years and older. The study was designed to assess the effects of treatment with pegzilarginase (n=21) versus placebo (n=11) from baseline through a prespecified 24-week treatment period.

Previously Announced Topline Results

•	Achieved the primary endpoint with a highly statistically significant 76.7% reduction in mean plasma arginine in pegzilarginase treated patients (p<0.0001) compared to placebo.
•	Normal plasma arginine levels (40-115µM) achieved in 90.5% of pegzilarginase treated patients compared to no patients in the placebo arm.
•	Accompanying improvements in the key secondary mobility assessments in pegzilarginase treated patients compared to patients in the placebo arm.
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Gross Motor Function Measure Part E (GMFM-E): The least squares mean score improved by 4.2 units for pegzilarginase treated patients and worsened by 0.4 units in the placebo arm (p=0.1087), establishing a positive trend.

o	2-minute walk test (2MWT): The least squares mean distance increased 7.4 meters in pegzilarginase treated patients and 1.9 meters in the placebo arm (p=0.5961).

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Pegzilarginase was well-tolerated and safety data were consistent with results from previous clinical trials. Adverse events were generally mild to moderate in severity. There were no study discontinuations due to adverse events.

Patient-Level Outcomes Analysis

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In an analysis of individual patients that were Gross Motor Function Classification System (GMFCS) Level I-III with predefined clinical response criteria there were clinically important differences between the pegzilarginase treated patients (n=17) and placebo (n=9).

o	Eleven patients (65%) treated with pegzilarginase reached or exceeded prespecified response criteria for at least one mobility assessment compared to four patients (44%) receiving placebo.
o	Eight patients (47%) met or exceeded prespecified clinical response criteria for at least two of the mobility outcomes compared to no patients receiving placebo.
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Six of the patients meeting or exceeding the clinical response threshold for at least two mobility outcomes also showed no worsening on any other mobility endpoint. Additional analysis was conducted on these six patients to compare improvement to age- and sex-matched norms. (Table 1 below)

Additional Secondary Efficacy Endpoints

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In a post hoc analysis correcting for a missed assessment that was improperly scored as 0 rather than “not assessed,” the least squares mean GMFM-D score of patients treated with pegzilarginase improved from baseline by 2.25 units compared to placebo (p=0.0896).

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Pegzilarginase treated patients also showed statistically significant biochemical improvements in measures of ornithine and guanidino compounds compared to placebo, consistent with pegzilarginase mechanism of action. (Table 2 below)

“It is great to see these additional results and the consistency of the effects as we conduct further analysis of the data from the PEACE Phase 3 study. The lowering of guanidino compounds, downstream metabolites of arginine, supports the mechanism of action of pegzilarginase in lowering arginine levels, the key driver of disease,” said Eric Bradford, M.D., M.B.A., chief development officer at Aeglea. “In rare diseases, and in particular trials conducted in small patient populations, much of the story unfolds in looking at the individual patient responses. We are excited about the results that we see from PEACE with nearly half of the evaluable pegzilarginase treated patients demonstrating clinically meaningful improvement in two or more mobility assessments. This is a remarkable result given that ARG1-D is a progressive disease with a devastating impact on mobility.”

Table 1: Patient-Level Outcomes Analysis

Patient (Age)	GMFM-E (Score Range, 0-72 units)	2MWT	GMFM-D (Score Range, 0-39 units)
1 (6 y)	•Improved by 7 •Total score: 69	•Improved by 34m to 152m •Achieved normal age/sex-matched mean	•Improved by 2 •Total score: 35
2 (6 y)	•Improved by 18 •Total score: 45	•Improved by 46m to 96m	•Improved by 4 •Total score: 32
3 (12 y)	•Improved by 6 •Total score: 72 (max)	•Improved by 43m to 167m	•Improved by 5 •Total score: 39 (max)
6 (14 y)	•Improved by 9 •Total score: 62	•No worsening	•Improved by 8 •Total score: 37
16 (2 y)	•Improved by 11 •Total score: 52	•Improved by 44m* to 150m •Exceeded normal age/sex-matched mean	•Improved by 8 •Total score: 32
17 (3 y)	•Improved by 21 •Total score: 62	•Improved by 95m to 164m •Exceeded normal age/sex-matched mean	•No worsening

Ages are at the time of enrollment; Normalization defined at ±15% of age/sex-matched mean distance per the NIH toolbox

* Reflects change from Week 12; distance at baseline not assessed owing to age

Table 2: Additional Secondary Efficacy Endpoints – Biochemical Analysis

Laboratory Measure (µmol/L)	Change from Baseline Relative to Placebo, p-value
Ornithine	+106.9%; p<0.0001
Guanidino compounds
Argininic acid	-69.5%; p<0.0001
Guanidinoacetic acid	-53.3%; p=0.0003
α-keto-δ-guinidinovaleric acid	-68.3%; p<0.0001
α-N-acetylarginine	-69.8%; p<0.0001

About Pegzilarginase in Arginase 1 Deficiency

Pegzilarginase is a novel recombinant human enzyme engineered to degrade the amino acid arginine and has been shown to rapidly and sustainably lower levels of the amino acid arginine in plasma. Aeglea is developing pegzilarginase for the treatment of people with Arginase 1 Deficiency (ARG1-D), a rare debilitating and progressive disease characterized by the accumulation of arginine. ARG1-D presents in early childhood and patients experience spasticity, seizures, developmental delay, intellectual disability and early mortality. Pegzilarginase has received multiple regulatory designations, including Rare Pediatric Disease, Breakthrough Therapy, Fast Track and Orphan Drug designations from the U.S. Food and Drug Administration as well as Orphan Drug Designation from the European Medicines Agency.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare metabolic diseases with limited treatment options. In December 2021, Aeglea announced positive topline data from its PEACE Phase 3 clinical trial for its lead product candidate, pegzilarginase, in patients with Arginase 1 Deficiency. Pegzilarginase has received both Rare Pediatric Disease and Breakthrough Therapy Designations. Aeglea also has an ongoing Phase 1/2 clinical trial of AGLE-177 for the treatment of Homocystinuria. AGLE-177 has been granted Rare Pediatric Disease Designation. Aeglea has an active discovery platform focused on engineering small changes in human enzymes to have a big impact on the lives of patients and their families. For more information, please visit http://aeglea.com.

Safe Harbor / Forward Looking Statements

This press release contains "forward-looking" statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what we expect. Examples of forward-looking statements include, among others, statements we make regarding our ability to obtain regulatory approval for, and commercialize, pegzilarginase, recognize milestone and royalty payments from our agreement with Immedica, the timing and success of our clinical trials and related data, the timing and expectations for regulatory submissions and approvals, including the submission of a BLA for pegzilarginase, timing and results of meetings with regulators, the timing of announcements and updates relating to our clinical trials and related data, our ability to enroll patients into our clinical trials, the expected impact of the COVID-19 pandemic on our operations and clinical trials, success in our collaborations, our cash forecasts, the potential addressable markets of our product candidates and the potential therapeutic benefits and economic value of our lead product candidate or other product candidates. Further information on potential risk factors that could affect our business and its financial results are detailed in our most recent Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact Information:

Investors & Media

Kelly Boothe, Ph.D.

Vice President, Investor Relations & Corporate Communications

512.399.5458

investors@aeglea.com

media@aeglea.com